READING INTERNATIONAL

Annual Shareholders Meeting

Presented on May 13, 2010

Safe Harbor Statement

Our comments today may contain forward-looking statements and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995.

Although we believe our expectations expressed in such forward looking statements are reasonable, we cannot assure you that they will be realized. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the anticipated results, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company's filings with the Securities & Exchange Commission.

Financial Reconciliations

Use of EBITDA;
We use EBITDA in our evaluation of our performance since we believe that EBITDA provides a useful measure of financial performance and value. We believe this principally for the following reasons:

We believe that EBITDA is an industry comparative measure of financial performance. It is, in our experience, a measure commonly used by analysts and financial commentators who report on the cinema exhibition and real estate industries and a measure used by financial institutions in underwriting the creditworthiness of companies in these industries. Accordingly, our management monitors this calculation as a method of judging our performance against our peers and market expectations and our creditworthiness. Also, analysts, financial commentators and persons active in the cinema exhibition and real estate industries typically value enterprises engaged in these businesses at various multiples of EBITDA. Accordingly, we find EBITDA valuable as an indicator of the underlying value of our businesses. We expect that investors may use EBITDA to judge our ability to generate cash, as a basis of comparison to other companies engaged in the cinema exhibition and real estate businesses and as a basis to value our company against such other companies.

EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America and should not be considered in isolation or construed as a substitute for net income or other operations data or cash flow data prepared in accordance with accounting principles generally accepted in the United States for purposes of analyzing our profitability. The exclusion of various components such as interest, taxes, depreciation and amortization necessarily limit the usefulness of these measures when assessing our financial performance as not all funds depicted by EBITDA are available for management's discretionary use. For example, a substantial portion of such funds are subject to contractual restrictions and functional requirements to service debt, to fund necessary capital expenditures and to meet other commitments from time to time as described in more detail in this Annual Report on Form 10-K.

EBIT and EBITDA also fail to take into account the cost of interest and taxes. Interest is clearly a real cost that for us is paid periodically as accrued. Taxes may or may not be a current cash item but are nevertheless real costs which, in most situations, must eventually be paid. A company that realizes taxable earnings in high tax jurisdictions may, ultimately, be less valuable than a company that realizes the same amount of taxable earnings in a low tax jurisdiction. EBITDA fails to take into account the cost of depreciation and amortization and the fact that assets will eventually wear out and have to be replaced.

EBITDA, as calculated by us, may not be comparable to similarly titled measures reported by other companies.

Equity Snapshot

- 21.2 mil shares Class A Nonvoting Common,
- 1.5 mil shares Class B Voting Common

	This Year		Prior Year	
NASDAQ Listed:	**RDI**		**RDI**	
Price (Class A and B) (05/10/2010) vs (05/06/2009):	$4.01	$9.80	$3.55	$4.06
Market Cap (Class A and B):	**$ 91.1 mil**		**$80.9 mil**	
Shares Outstanding:	22.7 mil		22.6 mil	
Float:	**17.2 mil**		**16.3 mil**	
Revenues (ytd to 12/31/2009 & 2008):	$271.0 mil		$191.3 mil	
Net income (loss) (ytd to 12/31/2009 & 2008):	**$6.1 mil**		**$(18.5) mil**	
EBITDA (ytd to 12/31/2009 & 2008):	$37.8 mil		$17.9 mil	

Source: Yahoo Finance

Business and Geographic Mix

Revenue by Business


Real Estate 7%
Cinema Exhibit'n 93%

Total: $217.0 Million

Revenue by Region


New Zealand 10%
Australia 37%
USA 53%

Total: $217.0 Million

(YTD to 12/31/09)

Business and Geographic Mix

Assets by Business


Corp
7%
Cinema
Exhibit'n
44%
Real
Estate
49%

Total: $406.4 Million

Assets by Region


New
Zealand
16%
Australia
50%
USA
34%

Total: $406.4 Million

(As of 12/31/09)

Real Estate Valuation (as of 5/10/2010)

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Ticker	Name	Market Cap (mil)	Price/ Book (mrq)	EV/Rev (ttm)	EV/EBITDA (ttm)
RDI	Reading International	$ 91	0.8	1.4	7.8
MAC	Macerich Company	$ 4,360	2.1	10.0	16.6
CBL	CBL & Associates Inc	$ 2,060	1.6	6.7	10.3
TCO	Taubman Centers	$ 2,320	N/A	7.4	13.3
PEI	Pennsylvania	$ 665	1.1	6.6	12.6
GRT	Glimcher Realty Trust	$ 479	N/A	6.7	12.1
	Average	**$ 1,977**	**1.6**	**7.5**	**12.9**

Source: Yahoo Finance, Company 10K Dec 31, 2009

Cinema Exhibition Business

Country		Wholly Owned	Con	Un	Man	Total
Australia -	cinemas	17	3	1	-	21
	screens	130	16	16	-	162
New Zealand -	cinemas	9	-	3	-	12
	screens	48	-	16	-	64
United States -	cinemas	23	1	-	2	26
	screens	225	6	-	9	240
Totals	cinemas	49	4	4	2	59
	screens	403	22	32	9	466

- **Revenues of $217.0 million YTD to 12/31/2009**

Source: Company SEC Filings

Cinema Exhibition Valuation (5/10/2010)

Ticker	Name	# of Screen	Market Cap (mil)	Price/ Book (mrq)	EV/Rev (ttm)	EV/EBITDA (ttm)	EBITDA
RDI	Reading International	466	$ 91	0.8	1.4	7.8	$ 37.8
RGC	Regal Entertainment	6,768	$ 2,530	N/A	1.4	8.1	$ 514.4
MCS	Marcus Corporation	663	$ 362	1.0	1.5	8.3	$ 68.8
CKEC	Carmike Cinemas	2,277	$ 177	18.2	1.0	6.8	$ 75.0
CNK	Cinemark Holdings	4,896	$ 1,980	2.2	1.7	8.0	$ 409.4
	Average	**3,651**	**$ 1,262**	**7.1**	**1.4**	**7.8**	**$ 266.9**
IMAX	IMAX	430	$ 1,160	14.5	5.3	22.6	$ 49.6

Source: Yahoo Finance Company 10K Dec 31, 2009

Twelve Month 2009 Highlights

- Our EBITDA for the 2009 December quarter was a positive $4.8 million compared to a negative $4.3 million in the 2008 quarter;
- for the 2009 year our EBITDA was $37.8 million compared to $19.6 million in 2008, an increase of 92.9%;
- we continued to see local currency cinema revenue growth in both Australia and New Zealand, with Australia showing a 17.9% increase and New Zealand a 36.6% increase over the December quarter in 2008. As a result, for the 2009 year Australia local currency cinema revenue growth over 2008 was 17.9% and New Zealand was 9.8%;
- we reduced our general and administrative expenses by 37.1% for the quarter and 18.1% for the year, compared to prior year;
- our operating income for the quarter was $766,000 compared to an operating loss of $6.6 million in 2008, an increase of $7.4 million and for the year at $13.9 million it was $16.2 million above the $2.3 million operating loss for the 2008 year;

Twelve Month 2009 Highlights

- we completed the construction of our Indooroopilly, Brisbane, Australia office development in April 2009 with an approximate total construction cost of $8.6 million (AUS$12.4 million) which was primarily financed with a construction loan of $6.1 million (AUS$7.3 million). In July 2009 we repaid this construction facility out of cash reserves and hold the property free and clear of all liens. The building is fully leased to the Brisbane City Council;

- during the second quarter of 2009 we closed on the sale of our interests in Malulani Investments, Limited ("MIL") and The Malulani Group, Limited (collectively, "MMG") and settled certain litigation with MMG and certain of their officers and Directors. As a result of the sale and the settlement (which was negotiated in March 2009), we received $2.5 million in cash and $6.75 million in notes aggregating $9.25 million, and a ten-year tail interest in MIL;

- also during the second quarter, the anticipated purchaser of our Auburn property elected not to proceed with the purchase, allowing us to take into income $1.5 million (AUS$2.0 million) in previously made option payments. In light of recent developments with respect to the zoning of that property, we have determined to retain it and not hold it as an asset held for sale;

Twelve Month 2009 Highlights

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- the remaining retail condominium of our Place 57 joint venture was sold in February 2009 for approximately $3.8 million of which $304,000 was attributable to our equity earnings from investment which passed through the income statement. In April, we received a cash disbursement from this investment of $1.2 million of which $859,000 was a return of investment;

- in 2009, we reacquired 45.8% of our outstanding Trust Preferred Securities ("TPS") for $11.5 million thereby extinguishing $22.9 million of our debt related to these securities. This resulted in our recognizing an $11.5 million gain on retirement of subordinated debt in the second quarter of 2009, offset by a $749,000 write off of deferred financing costs associated with this transaction;

- primarily as a result of the stronger operating income, the second quarter 2009 TPS gain, and the fact that both the Australian dollar and the New Zealand dollar have recaptured some of their value since the 2008 year end, when such currencies traded at $0.6983 and $0.5815, respectively, compared to $0.8979 and $0.7255 respectively at December 31, 2009, our stockholders' equity has risen to $110.3 million at December 31, 2009 compared to $69.4 million at December 31, 2008.

Summary Financial Data

READING INTERNATIONAL

Income Statement	Year Ended December 31,	
($ in thousands)	2009	2008
Revenues	$ 217,014	$ 197,054
Operating expenses	203,092	199,342
Operating income (loss)	13,922	(2,288)
Net income (loss) from continuing operations	8,049	(17,037)
Net income (loss) applicable to common	6,094	(16,809)
Earnings (loss) Per Share from continuing ops - fully diluted	0.27	(0.75)
Earnings (loss) Per Share - fully diluted	0.27	(0.75)
EBITDA	37,786	19,588

Source: Company 10K - December 31, 2009
Note: For reconciliation to closest GAAP equivalent please refer to reconciliation slide
2008 results have been adjusted to reflect the transfer of Auburn from discontinued to operating, as well as an adjustment to correct Impairment

Summary Financial Data

Balance Sheet

($ in thousands)		12/31/2009		12/31/2008
Cash and Cash Equivalents	$	24,612	$	30,874
Receivables		9,458		7,868
Other Current Assets		7,379		7,877
Total Current Assets		41,449		46,619
Property Held for and Under Development		78,676		69,016
Property & Equipment		200,749		173,662
Investment in Unconsolidated Entities		9,732		11,643
Other Assets		75,811		70,930
Total Assets	**$**	**406,417**	**$**	**371,870**
Total Current Liabilities	$	57,678	$	34,103
LT Notes Payable		177,166		186,268
Subordinate Debt		27,913		51,547
Other LT Liabilities		33,397		30,505
Total Stockholder's Equity		110,263		69,447
Total Liabilities & Stockholder's Equity	**$**	**406,417**	**$**	**371,870**

Source: Company 10K - December 31, 2009
2008 results have been adjusted to reflect the transfer of Auburn from discontinued to operating, as well as an adjustment to correct Impairment

Reconciliation of EBITDA to Net Income

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($ in thousands)

	Year Ended December 31, 2009		Year Ended December 31, 2008	
EBITDA from continuing operations	$	37,786	$	19,588
Income tax expense		(1,952)		(2,099)
Interest expense		(14,572)		(15,740)
Depreciation & amortization		(15,168)		(18,558)
Net income (loss)	$	6,094	$	(16,809)

Source: Company 10K - December 31, 2009
2008 results have been adjusted to reflect the transfer of Auburn from discontinued to operating, as well as an adjustment to correct Impairment

First Quarter 2010 Highlights

- Our EBITDA for the 2010 quarter was $7.9 million compared to $5.2 million in the 2009 quarter, an increase of 52.9%;
- we continued to see local currency cinema revenue growth in both Australia and New Zealand, with Australia showing a 14.4% increase and New Zealand a 29.5% increase over the same quarter in 2009;
- we further reduced our general and administrative expenses by 5.2% for the quarter compared to prior year;
- our operating income for the quarter was $4.5 million compared to $1.9 million in 2009, an increase of $2.6 million or 137.4%;
- our interest expense for the quarter showed a 29.5% reduction to $3.1 million from $4.4 million in the 2009 quarter;
- primarily as a result of the stronger operating income, our stockholders' equity has risen to $111.7 million at March 31, 2010 compared to $110.3 million at December 31, 2009.

Summary Financial Data

Income Statement

($ in thousands)	Three Month to March 31, 2010	2009
Revenues	**$58,150**	**$47,079**
Operating expenses	**53,672**	**45,193**
Operating income	**4,478**	**1,886**
Net income (loss) applicable to common	**353**	**(3,393)**
Earnings (loss) Per Share from continuing ops - fully diluted	**0.02**	**(0.15)**
Earnings (loss) Per Share - fully diluted	**0.02**	**(0.15)**
EBITDA	**7,936**	**5,192**
Adjusted EBITDA	**7,936**	**5,931**

Source: Company 10Q - March 31, 2010
2009 results have been adjusted to reflect the transfer of Auburn from discontinued to operating.

Summary Financial Data

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Balance Sheet

($ in thousands)		3/31/2010		12/31/2009
Cash and Cash Equivalents	$	26,548	$	24,612
Receivables		7,629		9,458
Other Current Assets		7,716		7,379
Total Current Assets		**41,893**		**41,449**
Property Held for and Under Development		**82,482**		**78,676**
Property & Equipment		**200,393**		**200,749**
Investment in Unconsolidated Entities		**9,760**		**9,732**
Other Assets		**70,855**		**75,811**
Total Assets	**$**	**405,383**	**$**	**406,417**
Total Current Liabilities	**$**	**52,059**	**$**	**57,678**
LT Notes Payable		**180,299**		**177,166**
Subordinated Debt		**27,913**		**27,913**
Other LT Liabilities		**33,419**		**33,397**
Total Stockholder's Equity		**111,693**		**110,263**
Total Liabilities & Stockholder's Equity	**$**	**405,383**	**$**	**406,417**

Source: Company 10Q - March 31, 2010
2009 results have been adjusted to reflect the transfer of Auburn from discontinued to operating.

THANK YOU

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INTERNATIONAL